Exhibit 99.1

CIT Completes Acquisition of Mutual of Omaha Bank

Advances strategic plan to enhance funding profile, expand middle market banking capabilities and create shareholder value

NEW YORK, Jan. 2, 2020 – CIT Group Inc. (NYSE: CIT) today announced that its banking subsidiary, CIT Bank, N.A., completed the acquisition of Mutual of Omaha Bank on Jan. 1, 2020. This transaction advances CIT’s strategic plan through the addition of a stable, lower-cost homeowner association deposit channel from the market-leading community association banking business. The acquisition will also build on CIT’s commercial banking strengths through the addition of relationship banking teams and expanded product and technology solutions.

“The completion of this transaction accelerates CIT’s strategic plan to further enhance our capability as a leading national bank and create additional long-term shareholder value,” said CIT Chairwoman and Chief Executive Officer Ellen R. Alemany. “The addition of the homeowner association deposit channel has significant growth potential and will reduce CIT’s overall cost of funds, and the middle market banking franchise will expand our footprint and customer base. These capabilities complement CIT’s core strengths and will allow us to unlock greater potential and create an even stronger company.”

The purchase price was approximately $1 billion, comprised of $850 million in cash and about 3.1 million shares of CIT stock, which were issued to Mutual of Omaha Insurance Co. The transaction includes $6.8 billion in deposits, $4.5 billion of which are community association deposits, and $8.3 billion of total assets, including $3.9 billion of middle-market commercial loans, as of Sept. 30, 2019. In total, CIT now has approximately $42 billion of total deposits and $60 billion of total assets1.

“We are excited to welcome the teammates and clients of Mutual of Omaha Bank to the CIT family,” Alemany continued. “We look forward to strengthening existing relationships, building new ones, and continuing to deliver value for our customers, colleagues, shareholders and communities.”

[1]	Pro forma financial data based on unaudited CIT and Mutual of Omaha Bank data as of Sept. 30, 2019

Mutual of Omaha Bank will begin to transition to the CIT brand and the retail branch locations will adopt the CIT Bank brand over the coming months. Customer accounts remain unchanged at this time and can continue to be accessed through Mutual of Omaha Bank branches, website, mobile apps and relationship managers.

About CIT

CIT is a leading national bank focused on empowering businesses and personal savers with the financial agility to navigate their goals. CIT Group Inc. (NYSE: CIT) is a financial holding company with over a century of experience and operates a principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender). The company’s commercial banking segment includes commercial financing, community association banking, middle market banking, equipment and vendor financing, factoring, railcar financing, treasury and payments solutions, and capital markets and asset management. CIT’s consumer banking segment includes a national direct bank and regional branch network. Discover more at cit.com/about.

Contacts:

Media Relations	Investor Relations
Gina Proia	Barbara Callahan
212-771-6008	973-740-5058
Gina.Proia@cit.com	Barbara.Callahan@cit.com